Exhibit 99.4





                                                     Thomas & Betts Corporation
                                                     1555 Lynnfield Road
                                                     Memphis, Tennessee 38119
                                                     (901) 680-5466

News                                                             Thomas & Betts
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                                                       Contacts:
                                                       Investor: Fred R. Jones
                                                                 (901) 680-3922
                                                       Media:    Randy Baker
FOR IMMEDIATE RELEASE                                            (901) 527-8000


             Shareholders Approve Merger of Thomas & Betts and Augat

Memphis, Tennessee (December 11, 1996) -- The merger of Augat Inc. (NYSE: AUG) and Thomas & Betts (NYSE: TNB) was finalized today after shareholders of both corporations voted overwhelmingly to approve the merger proposal.

         Under terms of the merger agreement, stockholders of Augat are entitled to receive 0.6356 of a share of Thomas & Betts stock for each outstanding share of Augat. The transaction has been designed to be tax-free.

         Of the 81.9% of outstanding Augat shares voting, 99.8% of the ballots were cast in favor of the merger proposal. Thomas & Betts' shareholders voted similarly: 81.8% of outstanding TNB shares voting 99.9% in favor.

         "Thomas & Betts' management is delighted that the merger of Thomas & Betts and Augat has been so overwhelmingly approved by the shareholders of both corporations," said T. Kevin Dunnigan, chairman and chief executive officer of Thomas & Betts. "Everyone involved appreciates how much stronger these two companies will be together than they were separately."

         "The merger of Augat with Thomas & Betts makes us one of the top five electronic connector companies in the world and supplements the very strong position we already hold in the electrical connector industry," Dunnigan said.

         As contemplated by the merger agreement, John N. Lemasters and Thomas
C. McDermott, both of whom had served on the Augat Board of Directors, were elected to the Thomas & Betts Board of Directors.


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         As a result of the exchange of Augat shares for Thomas & Betts shares,
Thomas & Betts will have a total of approximately 53.2 million shares of common stock outstanding. An additional 1.2 million shares are subject to issuance upon the exercise of currently outstanding stock options, which may be exercised over periods of up to 10 years.

         With the addition of Augat, Thomas & Betts has more than 40 manufacturing facilities and 13,500 employees located around the world, reinforcing its position as an international leader in connectors and components for electrical and electronics markets. Thomas & Betts' corporate headquarters is in Memphis, Tennessee.


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